UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 11, 2016

FAMOUS DAVE’S OF AMERICA, INC.

(Exact name of registrant as specified in its charter)

Minnesota	0-21625	41-1782300
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

(Address of principal executive offices) (Zip Code)

12701 Whitewater Drive, Suite 200, Minnetonka, MN 55343

(952) 294-1300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Termination of Chief Executive Officer

As of October 11, 2016, Adam Wright ceased being the Chief Executive Officer of Famous Dave’s of America, Inc. (the “Company”) and, effective October 12, 2016, resigned from the Company’s Board of Directors (the “Board”).

(c) Appointment of Chief Executive Officer and Chief Operating Officer

On October 11, 2016, the Company appointed Michael Lister to serve as Chief Executive Officer and Chief Operating Officer. Since 2001, Mr. Lister, age 56, has been an owner and the president of Famous Five Dining, Inc., which operates five Famous Dave’s franchised restaurants in Tennessee. He is currently serving his fourth term as Chairman of the Franchise Advisory Board. Prior to becoming a franchise owner, he served as the Company’s senior vice president of operations from 1997 to 2001, opening 46 stores in 4 years, and was responsible for all aspects of operations: day-to-day restaurant operations, menu development, kitchen design, management recruiting, training and retention, site selection, new restaurant openings, strategic planning, budgeting and marketing initiatives.

Prior to October 11, 2016, Mr. Lister was the President of Famous Five Dining, Inc., a corporation that controls five franchised Famous Dave’s restaurants. Famous Five Dining, Inc. paid an aggregate of approximately $522,613 in franchise royalties and contributions to the Company’s system-wide marketing for fiscal 2015 and $377,142 for year-to-date fiscal 2016.

There are no arrangements or understandings between Mr. Lister and any other person pursuant to which he was selected as Chief Executive Officer of the Company and no family relationships between Mr. Lister and the executive officers or directors of the Company. In connection with his appointment as Chief Executive Officer and Chief Operating Officer, Mr. Lister has entered into an employment agreement as described below and incorporated into this Item 5.02(c).

The Company has issued a press release, dated October 12, 2016, announcing the appointment of Mr. Lister and which is attached as Exhibit 99.1 and incorporated herein in its entirety by this reference.

(e) Employment Agreement

Mr. Lister’s employment with the Company is governed by an employment agreement entered into on October 11, 2016, which has a four year term. Under the employment agreement, Mr. Lister is entitled to receive an annual base salary of $300,000 and is eligible for annual bonus compensation in the discretion of the Board in amounts expected to be 50% of his base salary, to be pro-rated in the case of any partial years worked. Provided that he is employed through December 31, 2016, Mr. Lister will receive a guaranteed minimum bonus of $18,750 for 2016.

Pursuant to the employment agreement, on October 11, 2016, the Company also granted to Mr. Lister a five-year, 70,000 share non-qualified stock option under the Company’s 2015 Equity Incentive Plan that will vest in equal monthly installments over the employment term (the “Stock Option”). The Stock Option will have an exercise price equal to the fair market value of the Company’s common stock as of October 11, 2016. The employment agreement also provides that Mr. Lister is eligible, in the determination of the Board, for additional equity grants in subsequent years.

Mr. Lister may participate in the Company’s benefit plans that are currently and hereafter maintained by the Company and for which he is eligible, including, without, limitation, group medical, 401(k), life insurance and other benefit plans. Mr. Lister is entitled to be reimbursed for reasonable travel and other expenses and will be provided with (or reimbursed for) a cell phone, a laptop computer and a calling and data plan. He will also receive a temporary residence living allowance of $3,500 per month and will be reimbursed for reasonable travel expenses incurred in commuting to the Company’s headquarters prior to his move to the Minneapolis/St. Paul metropolitan area, provided that such allowance and reimbursement will terminate upon the earlier of his relocation or eighteen months after October 11, 2016. The Company will reimburse Mr. Lister for relocation expenses of up to $10,000. The Company has also agreed to provide Mr. Lister with an automobile, or to reimburse him for up to $8,400 per year to lease an automobile.

Pursuant to the employment agreement, Mr. Lister agreed to customary non-competition and non-solicitation provisions; provided, however, that Mr. Lister will not be restricted from owning or operating Company franchise locations or any single location restaurants.

If Mr. Lister’s employment is terminated for any reason other than for “Cause” (as defined in the employment agreement), death or disability, or if Mr. Lister resigns for “Good Reason” (as defined in the employment agreement), the employment agreement provides that so long as he has signed and has not revoked a release agreement, he will receive severance comprised of continuing payments of his base salary for a period the lesser of (i) six months after such termination and (ii) the remainder of what would have been his employment term.

The foregoing description of the employment agreement with Mr. Lister summarized above is a summary only, and is qualified in its entirety by the document filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description

10.1	Employment Agreement dated October 11, 2016 between Famous Dave’s of America, Inc. and Michael Lister

99.1	Famous Dave’s of America, Inc. Press Release dated October 12, 2016

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FAMOUS DAVE’S OF AMERICA, INC.

Date: October 17, 2016	By:	/s/ Dexter Newman

Name: Dexter Newman
Title: Chief Financial Officer

Exhibit Index

Exhibit No.	Description

10.1	Employment Agreement dated October 11, 2016 between Famous Dave’s of America, Inc. and Michael Lister

99.1	Famous Dave’s of America, Inc. Press Release dated October 12, 2016